Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated April 17, 2023, relating to the consolidated financial statements of Eightco Holdings Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 included in this registration statement on Form S-8.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

January 26, 2024